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                                                                    EXHIBIT 99.1


                                 FORM OF BALLOT

                             U.S. PREMIUM BEEF, LTD.

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      This ballot is each shareholder's opportunity to vote on the proposed merger of U.S. Premium Beef, Ltd. with and into U.S. Premium Beef, Inc., a Delaware corporation. If the merger is approved, the surviving Delaware corporation will immediately after the effective time of the merger, convert from a corporation into a Delaware limited liability company. The proposed restructuring is described in the disclosure statement--prospectus dated __________, 2004. Each vote for or against the proposed merger constitutes a shareholder's vote for or against the following:

         A proposal to approve and ratify the agreement and plan of merger by and between U.S. Premium Beef, Ltd., a Kansas cooperative, and U.S. Premium Beef, Inc., a newly-formed Delaware corporation, in the form attached as Appendix A to the disclosure statement--prospectus, pursuant to which the cooperative will be merged with and into the corporation, which will then convert into a limited liability company, with the LLC as the surviving entity. The shareholders of the cooperative will become unitholders of the LLC and receive one Class A unit and one Class B unit of the LLC for each share of the cooperative's common stock they hold as of the effective date of the merger. If the proposal is approved, closing is expected to take place as soon as practicable following the shareholder vote.

      I VOTE ON THE ABOVE ITEMS AS FOLLOWS:

                           FOR ____        AGAINST ____

      MARK "FOR" IF YOU WISH TO CAST YOUR VOTE IN FAVOR OF THE PROPOSED MERGER OR "AGAINST" IF YOU WISH TO CAST YOUR VOTE AGAINST THE PROPOSED MERGER.

      YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE PROPOSED MERGER.

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      To vote, you must attend the special meeting and execute the Ballot which will be provided to you at that time.